EXHIBIT 10.15

As of February 16, 2006

Premix-Marbletite Manufacturing Co.,

DFH, Inc. and Just-Rite Supply, Inc.

Re:

Amendment #7 (the "Amendment") to the Consolidating, Amended and Restated Financing Agreement and Security Agreement dated January 28, 2000 among Wachovia Bank, National Association, successor by merger to Congress Financial Corporation (Florida), and Premix-Marbletite Manufacturing Co., DFH, Inc. (formerly known as Acro Holdings, Inc., formerly known as Acrocrete, Inc.) and Just-Rite Supply, Inc.

Gentlemen:

Reference is made to that certain Consolidating, Amended and Restated Financing Agreement and Security Agreement dated January 28, 2000 (as the same has been or may hereafter be amended or modified from time to time, the "Loan Agreement") among Wachovia Bank, National Association, successor by merger to Congress Financial Corporation (Florida) ("Lender"), and Premix-Marbletite Manufacturing Co., DFH, Inc. (formerly known as Acro Holdings, Inc., formerly known as Acrocrete, Inc.) and Just-Rite Supply, Inc. (collectively referred to herein as "Borrowers" and individually as a "Borrower").  As used herein, all capitalized terms not defined herein shall have the respective meanings set forth in the Loan Agreement.

WHEREAS, Borrowers have requested that Lender modify certain terms of the financing arrangements with Borrowers which are evidenced by the Loan Agreement; and

WHEREAS, Lender is willing to so modify the terms applicable to such financing arrangements on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) in hand paid, the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Amendments to Loan Agreement.  The Loan Agreement is hereby amended as follows:

A.

By adding the following new Sections 1.27 through 1.40 immediately following the existing Section 1.26 and immediately preceding the heading to Section 2:

1.27

"Adjusted Eurodollar Rate" shall mean, for any day during the term hereof, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth of one percent (1/16%))

determined by dividing (a) the Eurodollar Rate by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage.  For purposes hereof, "Reserve Percentage" shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.  Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to Lender.  The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

1.28

"Applicable Margin" shall mean, on any day and with respect to any Revolving Loan, the applicable per annum percentage set forth in the table shown below, based on the Ratio of Consolidated Funded Debt to Consolidated EBITDA:

Ratio of Consolidated Funded Debt to Consolidated EBITDA	Applicable Margin For:
	Eurodollar Rate Loans	Prime Rate Loans
Less than 2.50:1	2.00%	Zero
Greater than or equal to 2.50:1 but less than 3.0:1	2.25%	0.25%
Greater than or equal to 3.0:1	2.50%	0.50%

Any change in the Applicable Margin based on the Ratio of Consolidated Funded Debt to Consolidated EBITDA during a fiscal quarter of Borrower shall be effective as of the first (1st) day of the first (1st) fiscal month of Borrower immediately following Lender's receipt of the financial statements with respect to such fiscal quarter in accordance with Section 9.6.  If at any time Borrower fails to deliver financial statements for any fiscal quarter of Borrower as required by Section 9.6 on or before the date required pursuant thereto, the Applicable Margins for Eurodollar Rate Loans and for Prime Rate Loans shall be the highest margins provided for such Revolving Loans in the above table from the date such financial statements are due pursuant to Section 9.6 through the date Lender receives all financial statements with respect to such fiscal quarter of Borrower which are then due pursuant to Section 9.6.

1.29

"Average Monthly Adjusted Eurodollar Rate" shall mean, for any month, the interest rate per annum equal to the arithmetic average of the Adjusted Eurodollar Rates for each day during such month.

1.30

"Consolidated EBITDA" shall mean the sum, calculated quarterly, of (a) net income in the immediately preceding twelve (12) fiscal months (computed without regard to any extraordinary items of gain) plus (b) to the extent deducted from revenue in computing net income for such period, the sum of (i) interest expense, (ii) income tax expense, and (iii) depreciation and amortization in such period less (c) non-cash gains in such period, in each case as measured on a consolidated basis for Parent, Borrower and their subsidiaries in accordance with GAAP.

1.31

"Consolidated Funded Debt" shall mean all indebtedness for Money Borrowed, including the principal amount of the Revolving Loans then outstanding and all liabilities secured by any lien existing on property owned by Parent, Borrower, or their consolidated subsidiaries (whether or not such liabilities have been assumed), in each case as measured on a consolidated basis for Parent, Borrower and their subsidiaries in accordance with GAAP.

1.32

"Eurodollar Rate" shall mean the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth of one percent (1/16%)) for deposits of United States dollars for a one-month period in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Lender) on or about 9:00 a.m. (New York time) in amounts substantially equal to the aggregate outstanding principal amount of the Eurodollar Rate Loans.

1.33

"Eurodollar Rate Loan" shall mean a Revolving Loan or any portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.34

"Excess Availability" shall mean the amount, as determined by Lender, calculated at any date, equal to: (a) the borrowing base set forth in Section 2.1 of this Agreement minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations of Borrower plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrower which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Lender’s option, as of a more recent date based on such reports as Lender may from time to time specify (other than trade payables or other obligations being contested or disputed by Borrower in good faith), plus (iii) without duplication, the amount of checks issued by Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month or at Lender’s option, as of a more recent date based on such reports as Lender may from time to time specify (other than trade payables or other obligations being contested or disputed by Borrower in good faith), but not yet sent.

1.35

"Interest Rate" shall mean,

(a)

Subject to clause (b) of this definition below:

(i)

as to Prime Rate Loans, the Prime Rate, provided that, on a quarterly basis (commencing with the fiscal quarter ending on March 31, 2006), effective as of the first (1st) day of the first (1st) fiscal month of Borrower immediately following Lender's receipt of the financial statements with respect to such fiscal quarter in accordance with Section 9.6, the Interest Rate payable by Borrower as to Prime Rate Loans shall be increased or decreased, as the case may be, to the rate equal to the Applicable Margin on a per annum basis in excess of the Prime Rate,

(ii)

as to Eurodollar Rate Loans, the rate equal to two percent (2.0%) per annum in excess of the Average Monthly Adjusted Eurodollar Rate, provided that, on a quarterly basis (commencing with the fiscal quarter ending on March 31, 2006), effective as of the first (1st) day of the first (1st) fiscal month of Borrower immediately following Lender's receipt of the financial statements with respect to such fiscal quarter in accordance with Section 9.6, the Interest Rate payable by Borrower as to Eurodollar Rate Loans shall be increased or decreased, as the case may be, to the rate equal to the Applicable Margin on a per annum basis in excess of the Average Monthly Adjusted Eurodollar Rate.

(b)

Notwithstanding anything to the contrary contained in this definition, at Lender's option, without notice, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the highest percentage set forth in the definition of the term Applicable Margin for such category of Revolving Loans (without regard to the Ratio of Consolidated Funded Debt to Consolidated EBITDA) plus two and one-half percent (2 1/2%) (i) on the non-contingent Obligations for (A) the period from and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds (notwithstanding entry of any judgment against Borrower), and (B) the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Lender and (ii) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 hereof (whether or not such excess(es) arise or are made with or without the knowledge or consent of Lender and whether made before or after an Event of Default).

1.36

"Money Borrowed" shall mean (a) indebtedness arising from the lending of money by any Person to another Person, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for property; (b) indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; (c) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (d) indebtedness of any Person under any guaranty of obligations that would constitute indebtedness for Money Borrowed under clauses (a) through (c) hereof, if owed directly by such Person.

1.37

"Parent" shall mean Imperial Industries, Inc., a Delaware corporation.

1.38

"Prime Rate Loan" shall mean a Revolving Loan or any portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

1.39

"Ratio of Consolidated Funded Debt to Consolidated EBITDA" shall mean the ratio, calculated quarterly, for the immediately preceding twelve (12) fiscal months, of (i) Consolidated Funded Debt to (ii) Consolidated EBITDA.

1.40

"System Conversion" shall mean the implementation by Borrower of a new company-wide network infrastructure purchased from and built by DataCorp  and of new Great Plains Accounting Software.

B.

By adding the following new Sections 2.3 and 2.4 immediately following the existing Section 2.2 and immediately preceding the heading to Section 3:

2.3

Types of Revolving Loans.  All Revolving Loans made pursuant to this Agreement shall, at the option of Borrower, be either Prime Rate Loans or Eurodollar Rate Loans and may be continued or converted pursuant to Section 2.4 hereof, provided that, except as otherwise specifically provided herein, all Revolving Loans made pursuant to the same borrowing shall be of the same type.

2.4

Conversion and Continuance of Revolving Loans.

(a)

Borrower may from time to time request that Eurodollar Rate Loans be converted to Prime Rate Loans effective as of the first (1st) day of the following month.  Such request shall be effective only for the month specified and shall be delivered to Lender no later than three (3) business days prior to the beginning of such month.  Any notice delivered by Borrower to convert Eurodollar Rate Loans to Prime Rate Loans or to continue any existing Prime Rate Loans shall be irrevocable.  Notwithstanding anything to the contrary contained herein, Lender shall not be required to purchase United States dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender had purchased such deposits to fund the Eurodollar Rate Loans.

(b)

Prime Rate Loans shall automatically convert to Eurodollar Rate Loans on the first (1st) day of any month, unless Lender has received and approved a request to continue such Prime Rate Loans at least three (3) business days prior to the last day of the month when Borrower has given notice to Lender pursuant to Section 2.4(a) hereof.

(c)

Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrower, convert to Prime Rate Loans (and all Revolving Loans made shall be Prime Rate Loans) in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for

Lender to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) result in the increase in the costs to Lender of making or maintaining any Eurodollar Rate Loans or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material.  Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender for any loss (including loss of reasonably anticipated profits), cost or expense incurred by Lender as a result of any of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to make or maintain the Eurodollar Rate Loans or any portion thereof.  A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.  This Section 2.4(c) shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

C.

By deleting the existing Sections 3.1 and 3.2 and substituting in lieu thereof the following new Sections 3.1 and 3.2:

3.1

Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the Interest Rate.

3.2

Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.  The Interest Rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first (1st) day of the first (1st) month following any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs.  All interest accruing hereunder on and after an Event of Default or termination or non-renewal hereof shall be payable on demand.  In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

D.

By deleting the existing Section 7.1 in its entirely and substituting in lieu thereof the following new Section 7.1:

7.1

Collateral Reporting.

Borrower shall provide Lender with the following documents in a form satisfactory to Lender:

(a)

a borrowing base certificate in the form attached to this Agreement as Exhibit B (or in such other form as may be acceptable to Lender) on or before the tenth (10th) day of each month (or more frequently as requested by Lender) so long as no Default or Event of Default exists and Excess Availability is greater than $1,000,000.  If at any time any Default or Event of Default exists or Excess Availability is equal to or less than $1,000,000, then Borrower shall be required to provide to Lender borrowing base certificates on a daily basis (or such other reporting as Lender may require);

(b)

on a monthly basis on or before the tenth (10th) day of each fiscal month (or more frequently as Lender may request), (i) agings of accounts receivable, and (ii) agings of accounts payable;

(c)

on a monthly basis on or before the twentieth (20th) day of each fiscal month (or more frequently as Lender may request), inventory reports by location and category (including identifying Inventory at locations owned and operated by third parties or on consignment), provided that, upon the earlier to occur of (i) the completion of the System Conversion or (ii) December 31, 2006, Borrower shall provide such inventory reports to Lender on a monthly basis on or before the tenth (10th) day of each fiscal month (or more frequently as Lender may request);

(d)

on a regular basis as required by Lender, a schedule of Accounts, sales made, credit issued and cash received;

(e)

upon Lender's request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and Bank statements, (ii) copies of shipping and delivery documents, (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower, and (iv) perpetual inventory reports; and

(f)

such other reports as to the Collateral as Lender may request from time to time.

If any of Borrower's records or reports as to the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

E.

By adding the following new Section 9.6(f) immediately following the existing Section 9.6(e) and immediately preceding the existing Section 9.7:

(f)

Borrower shall deliver to Lender, concurrent with the submission of financial information pursuant to this Section 9.6, a compliance certificate in the form attached to this Agreement as Exhibit C (or in such other form as may be acceptable to Lender), executed by the Chief Financial Officer of Borrower, showing compliance with Section 9.12 of this Agreement and stating that no Event of Default has occurred or is continuing (or, if an Event of Default has occurred, specifying the details of such Event of Default and the action Borrower has taken or proposes to take with respect thereto).

F.

By adding the following new Section 9.12 to the Loan Agreement:

9.12

Fixed Charge Coverage Ratio.  At any time that Excess Availability is less than $900,000, the Fixed Charge Coverage Ratio shall not be less than 1.1 to 1.0.  For purposes of determining compliance with this Section 9.12, the Fixed Charge Coverage Ratio shall be measured as of the last day of the fiscal quarter immediately preceding the date of determination of Excess Availability and shall be based upon the immediately preceding four fiscal quarters.

For the purposes of this Section 9.12, the following definitions shall have the following meanings:

"Capital Expenditures" shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

"Capital Lease" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

"Capitalized Lease Obligation" shall mean any indebtedness represented by obligations under a Capital Lease.

"Distributions" shall mean, in respect of Parent, (i) any payment of any dividends in the form of cash or property other than capital stock and (ii) any purchase, redemption or other acquisition or retirement for value of any equity interest of Parent unless made contemporaneously from the net proceeds of the sale of equity interests.

"Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of (a) Consolidated EBITDA minus (i) Non-Financed Capital Expenditures for such period minus (ii) Distributions made during such period minus (iii) cash taxes paid during such period, to (b) the sum of all Fixed Charges for such period, all calculated for Parent, Borrower and their subsidiaries on a consolidated basis in accordance with GAAP.

"Fixed Charges" shall mean, for any fiscal period, the sum of (a) interest expense (other than interest payable-in-kind to the extent not paid in cash) for such period plus (b) scheduled principal payments on Consolidated Funded Debt (including Capitalized Lease Obligations) as of the last day of such period.

"Non-Financed Capital Expenditures" shall mean Capital Expenditures that are not funded with the proceeds of permitted purchase money debt or represented by Capitalized Lease Obligations.

G.

By adding new Exhibits B and C to the Loan Agreement immediately following the existing Exhibit A and immediately preceding the existing Schedule 8.4, in the form of Exhibit B and Exhibit C, respectively, attached to this Amendment.

No other parts, subsections, or sections of the Loan Agreement are being modified or deleted.

2.

Conditions Precedent.  Each of the following is a condition precedent to any obligation of Lender to extend Loans on terms other than those set forth in the Loan Agreement prior to this Amendment:

A.

All requisite corporate action and proceedings in connection with this Amendment and the other Financing Agreements shall be satisfactory in form and substance to the Lender, and Lender shall have received all information, and copies of all documents, including records of requisite corporate actions and proceedings, which Lender may have requested in connection therewith, in form and substance satisfactory to Lender and its counsel;

B.

This Amendment and all other Financing Agreements contemplated to be delivered in connection herewith shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

3.

Leased Locations.  Borrowers certify to Lender that attached hereto as Schedule 1 is an accurate and complete list of all of the real property leased by Borrowers.  Within ninety (90) days after the date hereof (or such longer period as Lender may consent to in writing), Borrowers shall have entered into and delivered to Lender a Landlord Waiver Agreement with respect to each of the premises listed on Schedule 1.  For the purposes of this Section, "Landlord Waiver Agreement" shall mean an agreement in writing, in form and substance satisfactory to Lender, executed and delivered by the landlord of real property leased by any Borrower, pursuant to which such landlord subordinates or waives all of its liens to the liens of Lender in the Inventory of such Borrower located on the leased real property and permits Lender access to, and the right to remain on, the premises to exercise Lender's rights and remedies and otherwise deal with the Collateral.

4.

Acknowledgments.  Each Borrower certifies to Lender that (a) (after giving effect to this Amendment) all representations and warranties of such Borrower contained in the Loan Agreement are true and correct as of the date of this Amendment, except to the extent such representations and warranties relate solely to an earlier date; (b) no Event of Default under the Loan Agreement, or event which with the passage of time or the giving of notice, or both, would constitute an Event of Default under the Loan Agreement, has occurred and is continuing; (c) no changes have been made to its organizational documents, including its articles or certificate of incorporation or organization and its bylaws since the date of its delivery to Lender thereof in connection with the Loan Agreement prior to the date of this Amendment; and (d) the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of each Borrower and this Amendment has been duly executed and delivered by each Borrower.  The Borrowers acknowledge and agree that Inventory at locations as to which all actions required to be taken pursuant to Section 9.2 have not been taken shall constitute Collateral, but, at the option of Lender, shall not be deemed to be Eligible Inventory unless and until such requirements are satisfied, which requirements shall include UCC searches, opinions of counsel and the filing of appropriate Form UCC-1 Financing Statements.

5.

Expenses.  In no way in limitation of the provisions of Section 9.10 of the Loan Agreement, Borrower will pay all out-of-pocket expenses incurred by Lender in connection with the preparation of this Amendment and of the other Financing Agreements, including all amendments, supplements or modifications hereafter made to any of the foregoing after the date of this Amendment, and the closing of the transactions contemplated herein and therein, including, but not limited to, the reasonable fees and expenses of counsel for Lender.  In addition, Borrower agrees to pay, and hereby indemnifies Lender for and holds Lender harmless from and against, all costs, interest, penalties, and other amounts arising out of or in connection with all documentary stamp taxes, intangible taxes, filing or recording fees required in connection with the transactions hereunder.  This provision shall survive payment of the Obligations and termination of the Financing Agreements.

6.

Waivers.  EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT, THE LOAN AGREEMENT, ALL DOCUMENTS AT ANY TIME MADE IN CONNECTION WITH THIS AMENDMENT, THE LOAN AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  FURTHER, EACH BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE LENDER NOR THE LENDER'S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.  FINALLY, EACH BORROWER ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, INTER ALIA, THE PROVISIONS OF THIS PARAGRAPH.

7.

Financing Agreements Binding.  Each Borrower acknowledges and stipulates that the Loan Agreement and the other Financing Agreements executed by Borrowers are legal, valid and binding obligations of each Borrower that are enforceable against each Borrower in accordance with the terms thereof.  Each Borrower agrees that it has no off-sets, defenses or counterclaims to the payment of the Obligations or the performance by it under the Loan Agreement or the other Financing Agreements.  Further, each Borrower agrees that it has no claims of any nature whatsoever against the Lender, its parent, subsidiaries, affiliates, divisions, officers, directors, employees, agents, stockholders, successors, or assigns arising out of or related to the Obligations, the Financing Agreements, or otherwise.

8.

Liens.  Borrowers each acknowledge and confirm that, except as otherwise provided by that certain letter from Lender to Borrowers dated July 25, 2005 (as such letter is modified by that certain letter from Lender to Borrowers dated September 28, 2005) with respect to the sale of certain assets by Acrocrete, Inc. to Degussa Wall Systems, Inc. and Degussa Construction Chemicals Operations, Inc., all Collateral furnished in connection with the Loan Agreement continues to secure the Obligations, as hereby modified. Each of the Borrowers hereby grants and regrants, as applicable, the Lender all liens, security interests, assignments, and rights of setoff in and to the Collateral to secure all Obligations.

9.

Breach of Terms.  Any breach of the terms of this Amendment shall, at the option of Lender, constitute an Event of Default, entitling Lender to exercise its rights and remedies under the Financing Agreements.

10.

No Novation.  Except as amended by this Amendment, the Loan Agreement (as in effect immediately prior to the effectiveness of this Amendment) and all other Financing Agreements shall remain in full force and effect.

11.

Successors and Assigns.  All covenants, agreements, representations and warranties contained herein shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, except that Borrowers shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of Lender.

12.

Governing Law.  This Amendment shall be effective upon acceptance by Lender (notice of which acceptance each Borrower hereby waives), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of Florida.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Very truly yours,

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ ROANNE DISALVATORE
Name:	Roanne DiSalvatore
Title:	Vice President

AGREED AND ACCEPTED:

Each of the undersigned Borrowers acknowledges and agrees to the foregoing Amendment and shall continue to be bound under the Loan Agreement and the other Financing Agreements, as hereby amended, jointly and severally.

PREMIX-MARBLETITE MANUFACTURING CO.

By	/s/ HOWARD L. EHLER, JR.
Name:	Howard L. Ehler, Jr.
Title:	President

DFH, INC.

By:	/s/ FRED H. HANSEN
Name:	Fred H. Hansen
Title:	President

JUST-RITE SUPPLY, INC.

By:	/s/ HOWARD L. EHLER, JR.
Name:	Howard L. Ehler, Jr.
Title:	Vice President

Signature Page to Amendment #7

JOINDER

The undersigned: (1) acknowledges and confirms that Lender's loans, advances and credit to Borrowers have been, are and will continue to be of direct economic benefit to the undersigned, (2) consents to all terms and provisions of the foregoing Amendment which are applicable to it, and agrees to be bound by and comply with such terms and provisions, and (3) acknowledges and confirms that its guarantee and waiver agreements in favor of Lender executed pursuant to the terms of the Loan Agreement are each valid and binding and remain in full force and effect in accordance with their respective terms (without defense, setoff or counterclaim against enforcement thereof), which include, without limitation, its guarantees in connection with the Loan Agreement, as modified by the foregoing Amendment.

GUARANTOR:
IMPERIAL INDUSTRIES, INC.

By	/s/ HOWARD L. EHLER, JR.
Name:	Howard L. Ehler, Jr.
Title:	Chief Operating Officer